Exhibit 10.3

May 1, 2020

VIA ELECTRONIC MAIL

Osang Group Co Ltd.
132, Anyangcheondong-ro Dongan -gu

Anyang -si, Gye onggi do, 14040

Republic of Korea
Attention: DH Lee, President and CEO

Re:	Right of Participation in Future Financing

Dear Mr. Lee:

Reference is made to that certain Distributorship Agreement between you and us of even date herewith (the “Distributorship Agreement”).

In the event that you provide customer referrals to us for the purchase under the Distributorship Agreement of Products (as defined therein) resulting in at least $5,000,000 of revenue to us, we agree as follows:

(a) Subject to the prior approval of The Nasdaq Stock Market and subject to any other rights of participation outstanding on the date hereof this Agreement, until the six month anniversary of the date of this Agreement, upon any issuance by us of shares of our common stock, and provided that such securities remain outstanding after the exercise of participation rights outstanding on the date of this Agreement (herein, a “Subsequent Financing”), you shall have the right to participate in up to an amount of the Subsequent Financing equal to 19.9% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b) At the time we commence soliciting interest of investors in the Subsequent Financing we will provide you notice of the potential Subsequent Financing, and no less than two hours prior to pricing of any such Subsequent Financing we will deliver to you a written notice of our intention to effect a Subsequent Financing (a “Subsequent Financing Notice”), which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing and the amount of proceeds intended to be raised thereunder.

(c) In the event you desire to participate in such Subsequent Financing you must provide written notice to us within one hour of being provided the terms of the Subsequent Financing (the “Notice Termination Time”) that you are willing to participate in the Subsequent Financing, the amount of your participation, and representing and warranting that you have such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice, in order to ensure we have adequate time to include your investment in the Subsequent Financing. If we receive no such notice from you as of such Notice Termination Time, you will be deemed to have notified us that you do not elect to participate in such Subsequent Financing.

Very truly yours,

SG Blocks, Inc.

By:	/s/ Paul M. Galvin
Name:	Paul M. Galvin
Title:	Chief Executive Officer

195 Montague Street, 14th Floor Brooklyn Heights, NY 11201 646.240.4235 P info@sgblocks.com

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